News Release
------------

FOR MORE INFORMATION CONTACT:
David E. Fountain
National Processing, Inc.
Phone:  502.315.3311
Fax:  502.315.3535
e-mail:  dfountain@npc.net
         -----------------
Website:  www.npc.net
          -----------



FOR IMMEDIATE RELEASE


           NATIONAL PROCESSING REPORTS FIRST QUARTER FINANCIAL RESULTS

                    REVENUE AND EPS UP 15% AND 37% OVER 2003


LOUISVILLE, KENTUCKY, APRIL 15, 2004 - National Processing, Inc. (NYSE: NAP) today reported first quarter financial results for 2004. Revenue for the first quarter of 2004 was $122.2 million, up 15% from 2003 first quarter revenue of $106.0 million. Net income for the first quarter of 2004 was $12.0 million, or $0.22 per diluted share, up 40% and 37%, respectively, from comparable 2003 net income of $8.5 million, or $0.16 per diluted share.

Merchant Card Services transaction and dollar volume increased to record first quarter levels. Merchant Card Services transactions processed were 1.1 billion for the first quarter of 2004, representing an increase of 17% over the first quarter of 2003. Merchant Card Services dollar volume processed was $44.5 billion for the first quarter of 2004, representing an increase of 13% over the first quarter of 2003. The dollar volume processed has trailed transaction growth primarily as a result of the Company's initiative to exit merchant processing for airlines, which have a larger average ticket per transaction.

Chairman and CEO Jon L. Gorney commented, "We are pleased with the first quarter financial results which were well ahead of our original expectations. Several positive factors drove these results. Our regional sales channel is producing at record levels, and our revenue and margins in this channel continue to be strong. Our national merchants clearly had strong volume growth, which is critical given the scale driven nature of these accounts. Our results also reflect the benefits from the recent association rate changes, pricing initiatives, and low merchant attrition levels. Further, we continue to benefit from strengthening consumer spending and the increasing consumer preference for card-based payments. Overall it was an excellent quarter with many positives that position us for a solid year."

"Based on the first quarter results and revised estimates relative to the impact of revenue and cost initiatives that are in motion, we expect our full year 2004 results to exceed our previous guidance. We are raising our full year 2004 diluted EPS estimates to a range of $1.00 to $1.05, compared to previous guidance of $0.90 to $0.95. In addition, we are increasing our 2004 estimated revenue to a range of $500 million to $530 million."

As of March 31, 2004, the Company had $296 million of cash and cash equivalents with no debt and total shareholders' equity of $535 million. Operating cash flow was $53 million for the quarter ended March 31, 2004, representing a 20% increase over 2003.

CONFERENCE CALL

A conference call to discuss financial results and business highlights will be held April 15, 2004 at 9:00 a.m. ET and will be hosted by Jon L. Gorney, chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling
888.428.4480 (domestic) and 612.332.7515 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

A replay of the live call will be available starting at 2:15 p.m. ET, April 15, 2004 through Midnight ET on April 17, 2004. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 706316.

FORWARD-LOOKING STATEMENTS

This announcement and Mr. Gorney's comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company's ability to execute its business plans. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. Such forward-looking statements are based on management's expectations that involve a number of risks and uncertainties, and although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from such statements. Additional information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements is available in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent filings with the Securities and Exchange Commission. These filings are available at no cost on the Commission's Web Site at www.sec.gov or from National Processing, Inc.

About National Processing, Inc.
National Processing, Inc. (NYSE: NAP) through its wholly owned operating subsidiary, National Processing Company, LLC (NPC(R)), is a leading provider of merchant credit and debit card processing. National Processing is 83 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation's largest financial holding companies. NPC and its subsidiaries support approximately 700,000 merchant locations, representing nearly one out of every five Visa(R) and MasterCard(R) transactions processed nationally. NPC's card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net.


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                                                                             -3-

                            NATIONAL PROCESSING, INC.
                                FINANCIAL SUMMARY
                    (In thousands, except per share amounts)
                                   (Unaudited)


INCOME STATEMENT:                              QUARTER ENDED MARCH 31,
-----------------                              ----------------------
                                                   2004       2003     % CHANGE
                                                 --------   --------   --------

Revenue                                          $122,214   $105,954        15%
Operating expenses                                 55,867     51,546         8%
Assessments expense                                34,917     31,206        12%
General and administrative expenses                 6,085      4,306        41%
Depreciation and amortization                       5,693      4,967        15%
                                                 --------   --------
OPERATING PROFIT                                   19,652     13,929        41%
Net interest income                                   662        842       -21%
                                                 --------   --------
INCOME BEFORE TAXES AND MINORITY INTEREST          20,314     14,771        38%
Provision for income taxes                          7,608      5,695        34%
                                                 --------   --------
INCOME BEFORE MINORITY INTEREST                    12,706      9,076        40%
Minority interest                                     742        529        40%
                                                 --------   --------
NET INCOME                                       $ 11,964   $  8,547        40%
                                                 ========   ========

NET INCOME PER SHARE - BASIC                     $   0.22   $   0.16        37%
NET INCOME PER SHARE - DILUTED                   $   0.22   $   0.16        37%

WEIGHTED AVERAGE SHARES - BASIC                    53,280     52,145
WEIGHTED AVERAGE SHARES - DILUTED                  53,413     52,306
SHARES OUTSTANDING AT END OF PERIOD                53,141     52,224



BALANCE SHEET:
--------------                                 MARCH 31,     DECEMBER 31,    MARCH 31,
                                                 2004            2003           2003
                                               ---------      ---------      ---------
Cash and cash equivalents                      $ 296,007      $ 246,957      $ 229,390
Accounts receivable - trade                      104,107        136,346        111,800
Other current assets                              11,346         10,177         11,744
                                               ---------      ---------      ---------
Total current assets                             411,460        393,480        352,934

Property and equipment                           112,233        107,889        107,044
Accumulated depreciation                         (60,394)       (57,238)       (54,822)
                                               ---------      ---------      ---------
Net property and equipment                        51,839         50,651         52,222

Goodwill                                         115,306        115,306         91,227
Other intangible assets                           40,782         43,312         40,220
Other assets                                      13,702         19,225         15,004
                                               ---------      ---------      ---------
Total assets                                   $ 633,089      $ 621,974      $ 551,607
                                               =========      =========      =========

Accounts payable - trade                       $  30,133      $  26,426      $  19,865
Other current liabilities                         65,746         69,048         63,430
                                               ---------      ---------      ---------
Total current liabilities                         95,879         95,474         83,295

Minority interest                                    751          2,772            550
Other liabilities                                  1,877          1,945          1,699
                                               ---------      ---------      ---------
Total liabilities                                 98,507        100,191         85,544

Total shareholders' equity                       534,582        521,783        466,063
                                               ---------      ---------      ---------

Total liabilities and shareholders' equity     $ 633,089      $ 621,974      $ 551,607
                                               =========      =========      =========

                                     (more)


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                                                                             -4-


                            NATIONAL PROCESSING, INC.
                                FINANCIAL SUMMARY
                    (In thousands, except per share amounts)
                                   (Unaudited)


CASH FLOW:
----------
                                                    QUARTER ENDED MARCH 31,
                                                   -----------------------
                                                     2004            2003          % Change
                                                   ---------      ---------        ---------
Net income                                         $  11,964      $   8,547            40%
Non-cash and working capital items                    41,045         35,745            15%
                                                   ---------      ---------
     Cash provided by operating activities            53,009         44,292            20%
Capital expenditures                                  (4,351)        (1,716)          154%
                                                   ---------      ---------
     Cash used in investing activities                (4,351)        (1,716)          154%
Cash proceeds from exercise of stock options             460          1,334           -66%
Principal payments under capital leases                  (68)           (33)          106%
                                                   ---------      ---------
     Cash provided by financing activities               392          1,301           -70%
                                                   ---------      ---------
Net increase in cash and cash equivalents             49,050         43,877            12%
Cash and cash equivalents, beginning of period       246,957        185,513            33%
                                                   ---------      ---------
Cash and cash equivalents, end of period           $ 296,007      $ 229,390            29%
                                                   =========      =========


NOTE: Certain 2003 amounts in the Financial Summary have been reclassified to conform with 2004 presentation. Reclassifications had no effect on previously reported net income or equity.